Exhibit 10.2

PLEDGE AND SECURITY AGREEMENT

dated as of June 3, 2024

between

EACH OF THE GRANTORS PARTY HERETO

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Collateral Agent

TABLE OF CONTENTS

PAGE

SECTION 1. DEFINITIONS		1
1.1	General Definitions	1
1.2	Definitions; Interpretation	9

SECTION 2. GRANT OF SECURITY		9
2.1	Grant of Security	9
2.2	Certain Limited Exclusions	10

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE		10
3.1	Security for Obligations	10
3.2	Continuing Liability Under Collateral	10

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS		10
4.1	Generally	10
4.2	Equipment and Inventory	13
4.3	Receivables	13
4.4	Investment Related Property	15
4.5	Material Contracts	22
4.6	Letter of Credit Rights	22
4.7	Intellectual Property	22
4.8	Commercial Tort Claims	25

SECTION 5. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS		26
5.1	Reserved	26
5.2	Further Assurances	26
5.3	Additional Grantors	27

SECTION 6. COLLATERAL AGENT APPOINTED PROXY ATTORNEY-IN-FACT		27
6.1	Power of Attorney	27
6.2	Voting Rights; Proxy	29
6.3	No Duty on the Part of Collateral Agent or Secured Parties	30

SECTION 7. REMEDIES		30
7.1	Generally	30
7.2	Application of Proceeds	31
7.3	Sales on Credit	32
7.4	Deposit Accounts	32
7.5	Investment Related Property	32
7.6	Intellectual Property	33
7.7	Cash Proceeds	35

SECTION 8. COLLATERAL AGENT		35

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS		36

SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM		36

SECTION 11. MISCELLANEOUS		37

SCHEDULES:

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.2 — LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.4 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.5 — MATERIAL CONTRACTS

SCHEDULE 4.6 — DESCRIPTION OF LETTERS OF CREDIT

SCHEDULE 4.7 — INTELLECTUAL PROPERTY - EXCEPTIONS

SCHEDULE 4.8 — COMMERCIAL TORT CLAIMS

EXHIBITS:

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — IRREVOCABLE PROXY

EXHIBIT D — REGISTRATION PAGE

EXHIBIT E — PLEDGE ACKNOWLEDGMENT

ii

This PLEDGE AND SECURITY AGREEMENT, dated as of June 3, 2024 (this “Agreement”), by and among OMEROS CORPORATION, a Washington corporation, NURA, INC., a Delaware corporation, and each other Person that becomes a party hereto in the capacity of a Grantor pursuant to Section 5.3 (each, a “Grantor”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among OMEROS CORPORATION., a Washington Corporation (“Company”), and certain of its Subsidiaries, as Guarantors party thereto, the lenders party thereto from time to time (the “Lenders”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent for the Lenders party thereto;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents as set forth herein; and

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1.   DEFINITIONS.

1.1    General Definitions.  In this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

“Additional Grantors” shall have the meaning assigned in Section 5.3.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Cash Proceeds” shall have the meaning assigned in Section 7.7.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such schedule may be amended or supplemented from time to time).

“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

“Company” shall have the meaning set forth in the recitals.

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B) (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean all United States, and foreign copyrights including but not limited to copyrights in proprietary software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.7(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Credit Documents” shall have the meaning assigned to such term as defined in the Credit Agreement.

“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Excluded Property” shall mean:

(a)    any permit or license issued by a Governmental Authority to any Grantor, any agreement to which any Grantor is a party, any General Intangibles or any Documents, in each case, only to the extent and for so long as the terms of such permit, license, agreement, General Intangible or Documents or any Requirement of Law applicable thereto, validly prohibit the assignment thereof or the creation by such Grantor of a security interest in such permit, license, agreement, General Intangible or Documents in favor of the Collateral Agent (after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity);

(b)    any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than Grantors) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code;

(c)    any lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that such property shall constitute an “Excluded Asset” only during the time that the condition causing such abandonment, invalidation or unenforceability shall exist;

(d)    any U.S. intent-to-use Trademark application to the extent and for so long as creation by a Grantor of a security interest therein would result in the loss by such Grantor of any material rights therein;

(e)    clauses (a) through (d) of Excluded Accounts;

(f)    any motor vehicles and other assets subject to certificates of title;

(g)    any Capital Stock in any Subsidiary with respect to which the Lead Lender Representative in its sole discretion reasonably determines the cost (including the Tax costs) of granting the Collateral Agent, for the benefit of Lenders, a security interest in and Lien upon, and pledging to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, such Capital Stock, to secure the Obligations (and any guaranty thereof) are excessive, relative to the value to be afforded to the Secured Parties thereby;

(h)    the Company’s Omidria royalty interest and any other Purchased Assets (as defined in that certain Amended and Restated Royalty Purchase Agreement, dated February 1, 2024, between the Company and DRI Healthcare Acquisitions LP) sold or that may be sold to DRI Healthcare Acquisitions LP or any of its Affiliates; and

(i)      any assets where the cost of obtaining a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby as agreed by the Lead Lender Representative and Grantor;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantors” shall have the meaning set forth in the preamble.

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor's business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all proprietary computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Accounts” shall mean Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Irrevocable Proxy” shall have the meaning set forth in Section 4.4.1(b)(i).

“Issuer” shall mean the issuer of any Pledged Equity Interests.

“Lender” shall have the meaning set forth in the recitals.

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.

“Lien” shall mean (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Pledged Equity Interests, any purchase option, call or similar right of a third party with respect to such Pledged Equity Interests.

“Money” shall mean “money” as defined in the UCC.

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(D) (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.7(C) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean (i) all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor, (ii) all rights, privileges, authorities, and powers of such Grantor as an owner or holder of such Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests, including, without limitation, all economic rights, all control rights, authority, and powers, all status rights of such Grantor as a member, shareholder, or other owner (as applicable), and all rights and interests, if any, to participate in the management of each applicable Issuer, (iii) all of such Grantor's options and other rights and interests, contractual or otherwise, in respect of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests, (iv) all of the certificates and/or instruments, if any, evidencing or representing the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests from time to time, (v) all other property hereafter delivered to, or in the possession or custody of, Collateral Agent in substitution for, in addition to or in respect of, the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests, and (vi) any other property of such Grantor in connection with the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests now or hereafter delivered to, or in the possession or custody of, Grantors.

“Pledged LLC Interests” shall mean all interests in any limited liability company owned by any Grantor including, without limitation, (i) all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and (ii) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership owned by any Grantor including, without limitation, (i) all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and (ii) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock in a corporation owned by any Grantor, including, without limitation, (i) all shares of capital stock described on Schedule 4.4(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and (ii) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust owned by any Grantor including, without limitation, (i) all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and (ii) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor's rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Registration Page” shall have the meaning assigned in Section 4.4.1.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean (i) the Agents (and each of their subagents) and Lenders and shall include, without limitation, all former Agents (and each of their subagents), and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents or Lenders pursuant to the Credit Agreement and such Obligations have not been paid or satisfied in full and (ii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F) (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 4.7(E) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G) (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and tangible or intangible property embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“United States” shall mean the United States of America.

1.2    Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.   GRANT OF SECURITY.

2.1     Grant of Security. As security for the payment and performance in full of all Secured Obligations, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor's right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)    Accounts;

(b)    Chattel Paper;

(c)    Documents;

(d)    General Intangibles (including without limitation, all rights and remedies under all Related Agreements and other Material Contracts);

(e)    Goods;

(f)    Instruments;

(g)    Insurance;

(h)    Intellectual Property;

(i)    Investment Related Property;

(j)    Letter of Credit Rights;

(k)    Money;

(l)    Receivables and Receivable Records;

(m)    Commercial Tort Claims;

(n)    to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(o)    to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2     Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to any Excluded Property; provided however that, with respect to the property specified in clause (c) of the definition of “Excluded Property”, the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such Lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clauses (i) or (ii) of such clause (c).

SECTION 3.    SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1     Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).

3.2     Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1      Generally.

(a)      Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that:

(i)    it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, in each case, in all material respects, and, as to all Collateral whether now existing or hereafter acquired, free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than Permitted Liens;

(ii)    it has indicated on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if such Grantor is a natural person), and for the one-year period preceding the date hereof has been, located;

(iii)    the full legal name of such Grantor is as set forth on Schedule 4.1(A) and does not currently nor in the last five (5) years has it conducted business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

(iv)    except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v)     [reserved];

(vi)    [reserved];

(vii)   (u) upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, including, a description of “all assets”, in the filing offices set forth opposite such Grantor's name on Schedule 4.1(D) hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by each Grantor, (v) upon delivery of all Instruments, Chattel Paper and certificated Pledged Equity Interests and Pledged Debt as required hereunder, (w) upon sufficient identification of Commercial Tort Claims, (x) upon execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to any Investment Account as required hereunder, (y) upon consent of the issuer with respect to Letter of Credit Rights, and (z) to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights (including exclusive Copyright Licenses granted to any Grantor under a U.S. Copyright License) in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder constitute valid and perfected first priority Liens on all of the Collateral (subject to, in the case of priority only, Permitted Liens and the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables);

(viii)    [reserved];

(ix)    other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Requisite Lenders for filing and (y) financing statements filed in connection with Permitted Liens;

(x)     [reserved];

(xi)    [reserved];

(xii)    none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);

(xiii)    none of the Collateral constitutes “as extracted collateral” (as defined in the UCC) or any timber to be cut;

(xiv)    [reserved]; and

(xv)    such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor's name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor's name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b)      Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)    except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(ii)     [reserved];

(iii)    [reserved];

(iv)    [reserved];

(v)     [reserved];

(vi)    upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral or any material portion thereof, the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof;

(vii)    [reserved]; and

(viii)    it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as permitted by this Agreement and the Credit Agreement.

4.2      Equipment and Inventory.

(a)       Representations and Warranties. Each Grantor represents and warrants, on the Closing Date, that:

(i)     [reserved];

(ii)    [reserved]; and

(iii)    none of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC).

(b)      Covenants and Agreements. Each Grantor covenants and agrees that:

(i)    it shall keep all Equipment, Inventory and any Documents evidencing any Equipment and Inventory having an aggregate value equal to or greater than $1,000,000 (other than Inventory or Equipment that is in transit, is being repaired or is located at a clinical site) in the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, within sixty days (60) days (or such longer period as the Lead Lender Representatives may agree to in its discretion) following any change in locations, identifying such new locations and providing such other information in connection therewith as the Lead Lender Representatives may reasonably request and (b) taken all actions necessary to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory; and

(ii)    it shall keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

4.3      Receivables.

(a)      Representations and Warranties. Each Grantor represents and warrants, on the Closing Date, that:

(i)     [reserved];

(ii)    [reserved]; and

(iii)    no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper with a value in excess of $1,000,000 individually or $2,000,000 in the aggregate together with all such Receivables, which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent to the extent required by, and in accordance with Section 4.3(c).

(b)      Covenants and Agreements: Each Grantor hereby covenants and agrees that:

(i)     it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables;

(ii)    at the request of the Collateral Agent (acting upon a Direction of the Requisite Lenders in their reasonable discretion) it shall mark conspicuously, in form and manner satisfactory to the Collateral Agent (acting upon a Direction of the Requisite Lenders in their reasonable discretion), all Chattel Paper and Instruments with a value in excess of $1,000,000 individually or $2,000,000 in the aggregate together with all such Receivables (other than any delivered to the Collateral Agent as provided herein), as well as the Receivables Records with an appropriate reference to the fact that the Collateral Agent has a security interest therein;

(iii)     [reserved];

(iv)    other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, (a) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a Material Adverse Effect on the value of the Receivables of the Credit Parties, taken as a whole, as Collateral and (b) upon the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s request, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon (except, in each case, in respect of returns and/or damaged or defective product); and

(v)    except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor or the Collateral Agent (acting upon a Direction of the Requisite Lenders) may deem reasonably necessary or advisable and consistent with the ordinary course of Grantor’s business. Notwithstanding the foregoing but subject in all respects to all Requirements of Law, the Collateral Agent shall have the right following the occurrence and during the continuation of an Event of Default to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within three (3) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

(c)    Delivery and Control of Receivables. With respect to any Receivables in excess of $1,000,000 individually or $2,000,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. With respect to any Receivables in excess of $1,000,000 individually or $2,000,000 in the aggregate which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall, subject to all Requirements of Law, take all steps necessary to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. Any Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon request of the Collateral Agent (acting upon a Direction of the Requisite Lenders).

4.4     Investment Related Property.

4.4.1   Investment Related Property Generally

(a)       Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)    in the event it acquires rights in any Investment Related Property with a value in excess of $1,000,000 individually or $2,000,000 in the aggregate together with all such Investment Related Property after the date hereof (for the avoidance of doubt, other than Investment Related Property credited to a Securities Account that is not an Excluded Account), it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor's acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;

(ii)    except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions and all scheduled payments of interest; and

(iii)    each Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to the Collateral Agent.

(b)      Delivery and Control. Each Grantor agrees that with respect to any Investment Related Property with a value in excess of $1,000,000 individually or $2,000,000 in the aggregate together with all such Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4.1(b) on or before the Closing Date and with respect to any Investment Related Property with a value in excess of $1,000,000 hereafter acquired by such Grantor or any Investment Related Property in which such Grantor now or hereafter has rights that subsequently reaches a value in excess of $1,000,000 it shall comply with the provisions of this Section 4.4.1(b) within 5 Business Days upon acquiring rights therein or upon such Investment Related Property reaching a value in excess of $1,000,000, in each case in form and substance satisfactory to the Collateral Agent (acting upon a Direction of the Requisite Lenders in their reasonable discretion). With respect to any Investment Related Property with a value in excess of $1,000,000 that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8‑107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property with a value in excess of $1,000,000 that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto, pursuant to which such issuer agrees to comply with the Collateral Agent's instructions with respect to such uncertificated security without further consent by such Grantor. In addition to the foregoing, with respect to all Investment Related Property with a value in excess of $1,000,000 (including, without limitation, Investment Related Property acquired after the Closing Date, but excluding any Investment Related Property credited to a Securities Account that is not an Excluded Account), each Grantor shall deliver to Collateral Agent (x) a duly executed irrevocable proxy coupled with an interest, in substantially the form of Exhibit C hereto (“Irrevocable Proxy”), (y) a duly acknowledged equity interest registration page, in blank, from each Issuer, substantially in the form of Exhibit D hereto, or otherwise in form and substance satisfactory to Collateral Agent (acting upon a Direction of the Requisite Lenders) (“Registration Page”) and (z) cause each Issuer to execute and deliver a pledge acknowledgement substantially in the form of Exhibit E hereto (“Pledge Acknowledgement”).

(c)       Voting and Distributions.

(i)    So long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not in violation of the terms of this Agreement or the Credit Agreement;

(ii)    [reserved];

(iii)    Upon the occurrence and during the continuation of an Event of Default:

(A)      all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease upon the Collateral Agent (personally or through an agent) exercising its rights to (i) transfer and register in the Collateral Agent's name, or in the name of the Collateral Agent's nominee, the whole or any part of the Investment Related Property, it being acknowledged by each Grantor (in its capacity as a Grantor and, if such Grantor is an Issuer, in its capacity as an Issuer) that such transfer and registration may be effected by the Collateral Agent by the delivery of a Registration Page to the applicable Issuer, reflecting the Collateral Agent or its designee as the holder of such Investment Related Property, or otherwise by the Collateral Agent through its irrevocable appointment as attorney-in-fact pursuant to the terms hereof, (ii) exchange certificates or instruments evidencing or representing Investment Related Property for certificates or instruments of smaller or larger denominations, (iii) exercise the voting and all other rights in respect of the Investment Related Property as a holder with respect thereto with or without actually becoming the holder thereof (including, without limitation, all economic rights, all control rights, authority and powers, and all status rights of such Grantor as a member, shareholder, or other owner of any Issuer) with full power of substitution to do so, (iv) collect and receive all dividends and other payments and distributions made thereon, (v) notify the parties obligated on any of the Investment Related Property to make payment to the Collateral Agent of any amounts due or to become due thereunder, (vi) endorse instruments in the name of such Grantor to allow collection of any of the Investment Related Property, (vii) enforce collection of any of the Investment Related Property by suit or otherwise, and surrender, release, or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any liabilities of any nature of any Person with respect thereto, (viii) consummate any sales of Investment Related Property or exercise other rights as set forth herein, (ix) otherwise act with respect to the Investment Related Property as though the Collateral Agent was the outright owner thereof, and/or (x) exercise any other rights or remedies the Collateral Agent may have under the UCC or other applicable law; and

(B)    in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request (acting upon a Direction of the Requisite Lenders) and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney and proxy set forth in Section 6.1.

4.4.2    Pledged Equity Interests

(a)         Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that:

  (i)    Schedule 4.4(A) (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock”, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii)    [reserved];

(iii)    it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(iv)    it has the requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Equity Interests to the Collateral Agent as provided herein;

(v)     [reserved];

(vi)     [reserved];

(vii)    such Grantor has caused each Issuer that is a Subsidiary to amend or to otherwise modify its Organizational Documents, books, records, and related agreements, documents, and instruments, as applicable, and to the extent required to enable and empower the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Equity Interests and has not entered into any stock transfer agreement or similar agreement restricting the transfer of any Pledged Equity;

(viii)    [reserved];

(ix)     none of the Pledged Equity Interests are or represent interests in Issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets;

(x)     except as otherwise set forth on Schedule 4.4(B), none of the Pledged Equity Interests is or represents interests in Issuers that have opted to be treated as securities under the uniform commercial code of any jurisdiction; and

(xi)     with respect to any Pledged Equity Interests constituting uncertificated securities, the execution and delivery of this Agreement by the applicable Grantor and Issuer will perfect Collateral Agent's security interest in such Pledged Equity Interests and proceeds thereof by “control”, and with respect to any Pledged Equity Interest constituting certificated securities, the delivery of the certificate representing such Pledged Equity Interest endorsed to Collateral Agent or in blank will perfect Collateral Agent's security interest in such Pledged Equity Interests and any proceeds thereof by “control”.

(b)         Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)    without the prior written consent of the Collateral Agent (acting upon a Direction of the Requisite Lenders), it shall not vote to enable or take any other action to (a) cause any Issuer that is a Subsidiary to enter into any stock transfer agreement or similar agreement restricting the transfer of any Pledged Equity in accordance with such Issuer’s Organizational Documents or (b) cause any issuer of any Pledged Equity Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Equity Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any Issuer of any Pledged Equity Interests takes any such action in violation of the foregoing in this clause (b), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof;

(ii)     [reserved];

(iii)    without the prior written consent of the Collateral Agent (acting upon a Direction of the Requisite Lenders), it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (ii) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; and

(iv)    each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.4.3      Pledged Debt.

(a)        Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding intercompany Indebtedness.

(b)       Covenants and Agreements. Each Grantor hereby covenants and agrees that it shall notify the Collateral Agent of any default under any Pledged Debt that has caused, either in any individual case or in the aggregate, a Material Adverse Effect.

4.4.4      Investment Accounts.

(a)          Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that:

(i)    Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;

(ii)    Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(iii)    Except as may be expressly provided in Section 5.15 of the Credit Agreement, each Grantor has taken all actions necessary, including those specified in Section 4.4.4(c), to: (a) establish Collateral Agent's “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC); (b) establish the Collateral Agent's “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts to the extent permitted pursuant to applicable Requirements of Law; and (c) deliver all Instruments to the Collateral Agent.

(b)          [reserved].

(c)         Delivery and Control.

(i)    Except as may be expressly provided in Section 5.15 of the Credit Agreement, with respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements other than Excluded Accounts, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement in a form reasonably acceptable to the Collateral Agent (acting upon a Direction of the Requisite Lenders), pursuant to which it shall agree to comply with the Collateral Agent's “entitlement orders” without further consent by such Grantor.

(ii)     Except as may be expressly provided in Section 5.15 of the Credit Agreement, with respect to any Investment Related Property that (a) is a “Deposit Account,” and (b) is not an Excluded Account, it shall cause the depositary institution maintaining such account to enter into an agreement reasonably acceptable to the Collateral Agent (acting upon a Direction of the Requisite Lenders), pursuant to which the Collateral Agent shall, to the extent permitted under applicable Requirements of Law, have both sole dominion and control over such Deposit Account (within the meaning of the common law) and “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account.

(iii)    Except as may be expressly provided in Section 5.15 of the Credit Agreement, each Grantor shall have entered into such control agreement or agreements with respect to: (i) any Securities Accounts, Securities Entitlements or Deposit Accounts that exist on the Closing Date and required to be subject to a control agreement pursuant to this subsection 4.4.4(c) and the Credit Agreement and (ii) any Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the Closing Date and required to be subject to a control agreement pursuant to this subsection 4.4.4(c), as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts.

(iv)    In addition to the foregoing, if any issuer of any Investment Related Property with a value in excess of $1,000,000 individually or $2,000,000 in the aggregate together with all such Investment Related Property is located in a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer's jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

4.5     Material Contracts.

(a)       Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that:

(i)    Schedule 4.5 (as such schedule may be amended or supplemented from time to time) sets forth all of the Material Contracts to which such Grantor has rights.

(b)       Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)    in addition to any rights under the Section of this Agreement relating to Receivables, the Collateral Agent may at any time notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Collateral Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Collateral Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the counterparty to make all payments under the Material Contracts directly to the Collateral Agent;

4.6      Letter of Credit Rights

(a)     Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that all letters of credit with an amount of at least $1,000,000 to which such Grantor has rights as a beneficiary is listed on Schedule 4.6 (as such schedule may be amended or supplemented from time to time) hereto.

(b)     Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any material letter of credit for which Grantor is a beneficiary, hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto and upon request of the Collateral Agent (acting upon a Direction of the Requisite Lenders) or any Lender, obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent.

4.7      Intellectual Property.

(a)      Representations and Warranties. Except as disclosed in Schedule 4.7(H) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants, on the Closing Date, that:

(i)    Schedule 4.7 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete in all material respects list of (i) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and (ii) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses material to the business of such Grantor;

(ii)    it is the sole and exclusive owner in all material respects of the entire right, title, and interest in and to all material Intellectual Property listed on Schedule 4.7 (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens and the licenses set forth on Schedule 4.7(B), (D), (F) and (G) (as each may be amended or supplemented from time to time);

(iii)    to Grantor’s knowledge, all material Intellectual Property is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks material to its business in full force and effect;

(iv)    to Grantor’s knowledge, no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor's right to register, or such Grantor's rights to own or use, any material Intellectual Property and no such action or proceeding is pending or, to such Grantor's knowledge, threatened in writing;

(v)    all registrations and applications for material Copyrights, Patents and Trademarks are held in the name of each respective Grantor, and none of the material Trademarks, Patents, Copyrights or Trade Secrets has been licensed by any Grantor to any Affiliate or third party, except as disclosed in Schedule 4.7(B), (D), (F), or (G) (as each may be amended or supplemented from time to time);

(vi)    each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights material to the business of such Grantor, in each case in all material respects;

(vii)    each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral and has taken all action necessary to insure that all licensees of the Trademark Collateral owned by such Grantor use such adequate standards of quality, in each case in all material respects;

(viii)    to Grantor’s knowledge, the conduct of such Grantor's business does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party in a manner that could reasonably be expected to be materially adverse to such Grantor; no written claim has been made that the use of any material Intellectual Property owned or used by Grantor (or any of its respective licensees) violates the asserted rights of any third party;

(ix)    to each Grantor's knowledge, no third party is infringing upon or otherwise violating any rights in any material Intellectual Property owned or used by such Grantor, or any of its respective licensees;

(x)    no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that materially and adversely affect Grantor's rights to own or use any Intellectual Property; and

(xi)    each Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any material Intellectual Property that has not been terminated or released or would constitute a Permitted Lien.

(b)      Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i)    it shall not do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of said Grantor may lapse or become abandoned or become dedicated to the public, or unenforceable in any material respect, or which would adversely affect in any material respect the validity, grant, or enforceability of the security interest granted therein;

(ii)    it shall not, with respect to any Trademarks which are material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all steps reasonably necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii)    [reserved];

(iv)    [reserved];

(v)    it shall take commercially reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each material Trademark, Patent, and Copyright owned by any Grantor and material to its business that is now included in the Intellectual Property including, but not limited to, those items on Schedule 4.7(A), (C) and (E) (as each may be amended or supplemented from time to time);

(vi)    in the event that any Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, or diluted by a third party and such action would reasonably be expected to have a Material Adverse Effect, such Grantor shall promptly take commercially reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(vii)    it shall within forty-five (45) days after the end of each Fiscal Quarter, report to the Collateral Agent (i) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property by any such office, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto; provided that, for the avoidance of doubt this Section 4.7(b) may also be satisfied by attaching an amended and restated Schedule 4.7 to such Pledge Supplement;

(viii)    it shall, promptly upon the reasonable request of the Collateral Agent (acting upon a Direction of the Requisite Lenders) or any Lender, execute and deliver to the Collateral Agent any document required to acknowledge, confirm, register, record, or perfect the Collateral Agent's interest in any part of the Intellectual Property, whether now owned or hereafter acquired;

(ix)    except with the prior consent of the Collateral Agent (acting upon a Direction of the Requisite Lenders) or as permitted under the Credit Agreement, each Grantor shall not execute or authorize the filing of any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Collateral Agent or any holder of a Permitted Lien and each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for Permitted Liens and the Lien created by and under this Agreement and the other Credit Documents;

(x)    it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that would reasonably be expected to materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor's rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(xi)    it shall take commercially reasonable steps to protect the secrecy of all material Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(xii)    it shall use commercially reasonable efforts to use proper statutory notice in connection with its use of any of the Intellectual Property; and

(xiii)    it shall continue to collect, at its own expense, all material amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

4.8      Commercial Tort Claims.

(a)      Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that Schedule 4.8 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor in excess of $500,000 individually or $1,000,000 in the aggregate; and

(b)     Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $500,000 individually or $1,000,000 in the aggregate hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

SECTION 5.    FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1      Reserved.

5.2      Further Assurances.

(a)     Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent (acting upon a Direction of the Requisite Lenders) or the Requisite Lenders may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce the Collateral Agent’s rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i)    file or authorize the filing of such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent (acting upon a Direction of the Requisite Lenders) or the Requisite Lenders may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii)    at the Collateral Agent’s reasonable request (acting upon a Direction of the Requisite Lenders), take all actions reasonably necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property in any jurisdiction in which there is material Intellectual Property with any intellectual property registry in such jurisdictions in which such Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;

(iii)    at any reasonable time, upon reasonable request by the Collateral Agent (acting upon a Direction of the Requisite Lenders) or the Requisite Lenders, allow inspection of the Collateral by the Collateral Agent (acting upon a Direction of the Requisite Lenders) or the Requisite Lenders, or persons designated by the Collateral Agent or the Requisite Lenders; and

(iv)    at the Collateral Agent's reasonable request (acting upon a Direction of the Requisite Lenders), use commercially reasonably efforts to appear in and defend any action or proceeding that would reasonably be expected to materially and adversely affect such Grantor's title to or the Collateral Agent's security interest in any material Collateral.

(b)     Each Grantor hereby authorizes the Collateral Agent (acting upon a Direction of the Requisite Lenders) or the Requisite Lenders to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent (acting upon a Direction of the Requisite Lenders) or the Requisite Lenders may determine, in their sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent (acting upon a Direction of the Requisite Lenders) or the Requisite Lenders may determine, in their sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent (acting upon a Direction of the Requisite Lenders) or the Requisite Lenders may reasonably request, all in reasonable detail.

(c)     Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor's approval of or signature to such modification by amending Schedule 4.7 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof (including any registered or applied for Intellectual Property that is revived or reinstated by any Grantor after abandonment or lapse) or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

(d)     Notwithstanding anything in the Credit Documents to the contrary, Collateral Agent shall not have any responsibility for the preparation, filing or recording of any mortgage, instrument, agreement, financing statement or other document or for the perfection, monitoring or maintenance of any security interest created hereunder or under any other Credit Document.

5.3     Additional Grantors.  From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.   COLLATERAL AGENT APPOINTED PROXY ATTORNEY-IN-FACT.

6.1     Power of Attorney.  Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest and terminable only upon the payment in full of the Secured Obligations (other than contingent indemnification obligations arising under the Credit Documents for which no claims have been asserted)) as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent's discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)    upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b)    upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d)    upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e)    to prepare and file any UCC financing statements against such Grantor as debtor;

(f)    to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g)    to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand;

(h)    upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes; and

(i)    to do, at the Collateral Agent's option and such Grantor's expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2      Voting Rights; Proxy

(a)   EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT FOR SUCH GRANTOR WITH RESPECT TO THE PLEDGED EQUITY INTERESTS WITH THE RIGHT TO, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, TAKE ANY OF THE FOLLOWING ACTIONS (I) TRANSFER AND REGISTER IN ITS NAME OR IN THE NAME OF ITS NOMINEE THE WHOLE OR ANY PART OF THE PLEDGED EQUITY INTERESTS, (II) VOTE THE PLEDGED EQUITY INTERESTS, WITH FULL POWER OF SUBSTITUTION TO DO SO, (III) RECEIVE AND COLLECT ANY DIVIDEND OR OTHER PAYMENT OR DISTRIBUTION IN RESPECT OF OR IN EXCHANGE FOR THE PLEDGED COLLATERAL OR ANY PORTION THEREOF, TO GIVE FULL DISCHARGE FOR THE SAME AND TO INDORSE ANY INSTRUMENT MADE PAYABLE TO PLEDGOR FOR SAME, (IV) EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED EQUITY INTERESTS WOULD BE ENTITLED (INCLUDING, WITH RESPECT TO THE PLEDGED EQUITY INTERESTS, GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS, CALLING SPECIAL MEETINGS OF MEMBERS AND VOTING AT SUCH MEETINGS), AND (V) TAKE ANY ACTION AND TO EXECUTE ANY INSTRUMENT WHICH COLLATERAL AGENT MAY DEEM NECESSARY OR ADVISABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT. THE APPOINTMENT OF COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (X) THE SECURED OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS OF THE CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND, (Y) ALL THE SECURED OBLIGATIONS HAVE BEEN PAID IN FULL AND THE COMMITMENTS UNDER THE CREDIT AGREEMENT HAVE EXPIRED OR BEEN TERMINATED (THE OCCURRENCE OF EACH OF THE FOREGOING, THE “TERMINATION DATE”); IT BEING UNDERSTOOD THAT SUCH SECURED OBLIGATIONS AND COMMITMENTS WILL CONTINUE TO BE EFFECTIVE OR AUTOMATICALLY REINSTATED, AS THE CASE MAY BE, IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE SECURED OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY THE COLLATERAL AGENT, ADMINISTRATIVE AGENT OR ANY LENDER FOR ANY REASON, INCLUDING AS A PREFERENCE, FRAUDULENT CONVEYANCE, OR OTHERWISE UNDER ANY BANKRUPTCY, INSOLVENCY, OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE SECURED OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE OUTSIDE COUNSEL ATTORNEYS' FEES AND DISBURSEMENTS) INCURRED BY THE COLLATERAL AGENT IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL BE DEEMED TO BE INCLUDED AS A PART OF THE SECURED OBLIGATIONS. SUCH APPOINTMENT OF COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN THE ORGANIZATIONAL DOCUMENTS OF ANY GRANTOR OR ANY ISSUER. In order to further affect the foregoing transfer of rights in favor of Collateral Agent, Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, to present to any Grantor or any Issuer an Irrevocable Proxy and/or Registration Page.

(b)    Upon the occurrence and during the continuation of an Event of Default, Collateral Agent (personally or through an agent) is hereby authorized and empowered to take any or all of the actions set forth in Section 4.4.1(c)(iii)(A) and exercise any other rights or remedies Collateral Agent may have under the UCC or other applicable law.

(c)    All prior proxies given by any Grantor with respect to any of the Investment Related Property (other than to Collateral Agent), are hereby revoked, and no subsequent proxies (other than to Collateral Agent) will be given with respect to any of the Investment Related Property, unless the Collateral Agent otherwise subsequently agrees in writing. The Collateral Agent, as proxy, will be empowered and may exercise the irrevocable proxy to vote the Investment Related Property at any and all times during the existence of an Event of Default, including, but not limited to, at any meeting of shareholders, partners, or members, as the case may be, however called, and at any adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith. To the fullest extent permitted by applicable law, the Collateral Agent shall have no agency, fiduciary, or other implied duties to any Grantor, any Credit Party, or any other Person when acting in its capacity as such proxy or attorney-in-fact. Each Grantor hereby waives and releases to the fullest extent permitted by applicable law any claims that it may otherwise have against the Collateral Agent with respect to any breach or alleged breach of any such agency, fiduciary, or other duty.

6.3     No Duty on the Part of Collateral Agent or Secured Parties.  The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

SECTION 7.    REMEDIES.

7.1      Generally.

(a)      If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)    require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii)    subject to all applicable Requirements of Law enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii)    prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv)    without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)     The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c)      The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)       The Collateral Agent shall have no obligation to marshal any of the Collateral.

7.2      Application of Proceeds.  Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Secured Obligations as set forth in Section 2.15(h) of the Credit Agreement.

7.3      Sales on Credit.  If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4     Deposit Accounts.  If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

7.5      Investment Related Property.

(a)    Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale (including with a single potential purchaser) shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Investment Related Property at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each Issuer of any Pledged Equity Interest to be sold hereunder from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect. The provisions of this Section 7.5 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

(b)    Any transfer to Collateral Agent or its nominee, or registration in the name of Collateral Agent or its nominee, of the whole or any part of the Investment Related Property, whether by the delivery of a Registration Page to any issuer of Investment Related Property or otherwise, shall, absent the election of Collateral Agent to the contrary, be made solely for purposes of effectuating voting or other consensual rights with respect to the Investment Related Property in accordance with the terms hereof, and (absent the Collateral Agent's election) is not intended to effectuate any transfer whatsoever of ownership of any of the Investment Related Property. Notwithstanding any transfer to the Collateral Agent or its nominee, or any registration in the name of the Collateral Agent or its nominee, or any delivery or any modification of a Registration Page, or any exercise of an Irrevocable Proxy, the Collateral Agent shall not be deemed the owner of, or assume any obligations of the owner or holder of, the Investment Related Property unless and until the Collateral Agent subsequently expressly accepts such obligations in a duly authorized and executed writing, or otherwise becomes the owner thereof under applicable law (including, without limitation, through a sale as described herein). In no event shall the acceptance of this Agreement by the Collateral Agent, or the exercise by the Collateral Agent of any rights hereunder or assigned hereby, constitute an assumption of any liability or obligation whatsoever of any Grantor, any Issuer, or any other Person to, under, or in connection with any Organizational Document thereof or any related agreements, documents, instruments, or otherwise.

(c)    Each Grantor agrees that it hereby waives any and all rights of subrogation, reimbursement, exoneration, contribution, and similar rights it may have against any Issuer of Investment Related Property, upon the sale or sales or dispositions of any portion or all of the Collateral by Collateral Agent.

(d)    Each Grantor further agrees that a breach of any of the covenants contained in Section 4.4 and this Section 7.5 will cause irreparable injury to Collateral Agent, that Collateral Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in Section 4.4 and this Section 7.5 shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

7.6      Intellectual Property.

(a)      Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i)    the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent's sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10.3 of the Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor's rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii)    upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor's right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii)    each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

(iv)    subject in all respects to all applicable Requirements of Law, within five (5) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor's power and authority, such personnel in such Grantor's employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent's behalf and to be compensated by the Collateral Agent at such Grantor's expense on a per diem, pro‑rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v)    the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(vi)    all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7 hereof; and

(vii)    Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)      If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor's sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent's security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c)     Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

7.7      Cash Proceeds.  Upon the occurrence and during the continuation of an Event of Default, in addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of Cash and Cash Equivalents (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to Section 4.4(a)(ii), be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

SECTION 8.    COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. It is expressly understood and agreed that the rights, privileges, protections and immunities in the Credit Agreement for the benefit of the Agents and the other provisions of the Credit Agreement relating to the Agents, including, for the avoidance of doubt, Section 2.19, Article 9 and Sections 10.2 and 10.3 of the Credit Agreement are hereby incorporated herein mutatis mutandis with respect to the Collateral Agent. The agreements in this Section 8 shall survive the resignation of the Collateral Agent and the termination of this Agreement. No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

SECTION 9.    CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until Payment in Full, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon Payment in Full, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors' sole cost and expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any sale, transfer, or disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at the Grantors’ sole cost and expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such release.

SECTION 10.    STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may (but shall have no obligation to) itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 11.    MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Name: Gregory A. Demopulos, M.D.
Title: Chairman and Chief Executive Officer

NURA, INC.

By:	/s/ Gregory A. Demopulos
Name: Gregory A. Demopulos, M.D.
Title: President

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as the Collateral Agent

By:  /s/ Lizbet Hinojosa

Name: Lizbet Hinojosa

Title: Vice President